Exhibit 99.1

Rambus and SK hynix Extend Comprehensive License Agreement

Agreement extended by ten years to 2034, enabling long-term collaboration on products and broad access to Rambus innovations

SAN JOSE, Calif. – April 4, 2023 – Rambus Inc. (NASDAQ: RMBS), a premier chip and silicon IP provider making data faster and safer, today announced it has extended its comprehensive patent license agreement with SK hynix, a world leader in advanced semiconductor technology, for an additional ten years. Effective July 1, 2024, the extension maintains similar financial terms and provides SK hynix with broad access to the full Rambus patent portfolio through mid 2034. Other terms and details are confidential.

“SK hynix is a longstanding partner and customer, and we are very pleased to extend our strong relationship well ahead of the agreement’s expiration date,” said Luc Seraphin, president and chief executive officer of Rambus. “Both Rambus and SK hynix are committed to advancing the industry with world-class products and technology, and this extension is a testament to the ongoing value of our intellectual property and our continued product collaborations together.”

About Rambus Inc.

Rambus is a provider of industry-leading chips and silicon IP making data faster and safer. With over 30 years of advanced semiconductor experience, we are a pioneer in high-performance memory subsystems that solve the bottleneck between memory and processing for data-intensive systems. Whether in the cloud, at the edge or in your hand, real-time and immersive applications depend on data throughput and integrity. Rambus products and innovations deliver the increased bandwidth, capacity and security required to meet the world’s data needs and drive ever-greater end-user experiences. For more information, visit rambus.com.

Source: Rambus Inc.

Contact:

Nicole Noutsios

Rambus Investor Relations

(510) 315-1003

rambus@nmnadvisors.com